                                                            Exhibit 12
AETNA INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS



                                   Nine Months Ended                   Years Ended December 31,
                                                        ___________________________________________________
(Millions)                         September 30, 1996   1995        1994       1993        1992     1991
                                   __________________   ____        ____       ____        ____     ____


Pretax income (loss) from
 continuing operations...........  $  487.6             $ 726.2     $ 627.5    $(1,014.7)  $ 145.5  $ (97.9)

Add back fixed charges...........     163.3               187.0       170.8        154.7     171.5    200.5
Minority interest................      11.0                16.1        11.4          7.0       8.6      5.9
                                   ________             _______     _______     ________   _______  _______

   Income (loss) as adjusted.....  $  661.9             $ 929.3       809.7    $  (853.0)  $ 325.6  $ 108.5
                                   ________             _______     _______    _________   _______  _______
                                   ________             _______     _______    _________   _______  _______

Fixed charges:
  Interest on indebtedness.......  $  111.1(1)          $ 115.9(1)  $  98.6(1) $    77.4   $  81.4  $ 110.9
  Portion of rents representative
   of interest factor............      52.2                71.1        72.2         77.3      90.1     89.6
                                   ________             _______     _______    _________   _______  _______

   Total fixed charges...........  $  163.3             $ 187.0     $ 170.8    $   154.7   $ 171.5  $ 200.5
                                   ________             _______     _______    _________   _______  _______
                                   ________             _______     _______    _________   _______  _______

Preferred stock dividend
 requirements....................      17.6                   -           -            -         -        -
                                   ________             _______     _______    _________   _______  _______

Total combined fixed charges
 and preferred stock dividend
 requirements....................  $  180.9             $ 187.0     $ 170.8    $   154.7   $ 171.5  $ 200.5
                                   ________             _______     _______    _________   _______  _______
                                   ________             _______     _______    _________   _______  _______

Ratio of earnings to fixed
 charges.........................      4.05                4.97        4.74        (5.51)     1.90      .54
                                   ________             _______     _______    _________   _______  _______
                                   ________             _______     _______    _________   _______  _______

Ratio of earnings to combined
 fixed charges and preferred
 stock dividends.................      3.66                4.97        4.74        (5.51)     1.90      .54
                                   ________             _______     _______    _________   _______  _______
                                   ________             _______     _______    _________   _______  _______


(1) Includes the dividends paid to preferred shareholders of a subsidiary. (See Note 11 of Notes to Financial Statements in Aetna Services' 1995 Annual Report.)



CONFIDENTIAL DRAFT